Exhibit 10.1

DOUBLE EAGLE PETROLEUM CO.

RESTRICTED STOCK GRANT TERMS

WHEREAS, Double Eagle Petroleum Co., a Maryland corporation (the “Company”), deems it appropriate to provide an incentive to certain of its key employees to build the long-term value of the Company; and

WHEREAS, the Company previously adopted the 2010 Stock Incentive Plan (the “2010 Plan”), which provides for long term time-based and performance-based restricted stock opportunities for executive officers of the Company; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company has now determined to make a grant of time-based and performance-based restricted stock pursuant to the provisions of the 2010 Plan; and

WHEREAS, the Compensation Committee has determined that the terms of the restricted stock grants shall be embodied in this document entitled the “Restricted Stock Grant Terms”;

NOW, THEREFORE, the Compensation Committee has determined to make a grant of time-based and performance-based restricted stock effective September 30, 2011, under the following terms and conditions:

ARTICLE I

PARTICIPANTS

The executive officers of the Company who participate in the Plan shall be notified by a Grant Notice, which shall contain the number of time-based and performance-based shares of restricted stock of the Company they are eligible to earn. Each executive officer who receives a Grant Notice shall agree, as a condition of being eligible to earn restricted stock subject of the grant, that he or she shall be bound by the Restricted Stock Grant Terms.

ARTICLE II

DEFINITIONS

2.1	“Affiliate” means any entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Double Eagle Petroleum Co.

2.2	“Beneficiary” means the individual or entity designated in writing by a Participant to receive benefits under a Grant Notice in the event of the Participant’s death. The Committee will prescribe a Beneficiary designation form for use by the Participants. Participants will submit completed Beneficiary designation forms to the Committee. By submitting a Beneficiary designation form to the Committee, a Participant revokes all Beneficiary designation forms previously submitted by the same Participant. In the event that a Participant has not submitted a Beneficiary designation form, or in the event that the designated Beneficiary is deceased, the Beneficiary will be deemed to be: the Participant’s spouse; if none, then the Participant’s children in equal amounts; if none, then the Participant’s estate.

2.3	“Board” means the Board of Directors of the Company.

2.4	“Cause” shall be as defined in the written employment contract between the Company and the Participant. If no written employment contract containing a definition of “Cause” exists, then Cause means any of the following:

(a)	Any embezzlement or wrongful diversion of funds of the Company or any Affiliate by the Participant.

(b)	An indictment or conviction of the Participant, or the entering of a plea of nolo contendere by the Participant with respect to having committed a felony.

(c)	Acts of dishonesty or moral turpitude by the Participant that are detrimental to the Company or an Affiliate.

(d)	Abandonment by the Participant of his job duties or repeated absences from the Company-directed tasks which are not otherwise excused by the Company.

(e)	Competing with the Company or otherwise diverting away from the Company business opportunities intended for the Company or which could reasonably benefit the Company’s core business.

(f)	An unauthorized use of the Company’s or an Affiliate’s name, trademark(s), service mark(s) or trade name(s), and all variations thereof and marks or names similar thereto, whether now or hereafter owned, licensed, or used by the Company.

(g)	Acts or omissions by the Participant which are detrimental to the business of the Company or an Affiliate, the Company’s or an Affiliate’s interests and/or the Company’s or an Affiliate’s reputation.

(h)	Failure of the Participant to comply with reasonable and lawful directives and/or policies of the Company that remains uncured for a period of at least thirty (30) days following written notice from the Company or the Board or a committee thereof to the Participant of such alleged failure, which written notice describes in reasonable detail the nature of such alleged failure.

(i)	Any other material breach by the Participant of any agreement between the Participant and the Company that remains uncured for a period of at least thirty (30) days following written notice from the Company or the Board or a committee thereof to the Participant of such alleged breach, which written notice describes in reasonable detail the nature of such alleged breach.

2.5	For the purposes of these Restricted Stock Grant Terms, a “Change in Control” shall be defined, in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as the occurrence of any of the following events:

(a)	If any one person, or more than one person acting as a group (as defined in Code Section 409A and Internal Revenue Service (“IRS”) guidance issued thereunder), acquires ownership of common stock of the Company that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the common stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than fifty (50) percent of the total fair market value or total voting power of the common stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control, or to cause a change in the effective control of the Company (within the meaning of Code Section 409A and IRS guidance issued thereunder). An increase in the percentage of common stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property shall be treated as an acquisition of stock for purposes of this Section. This paragraph applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in such Company remains outstanding after the transaction;

(b)	If any one person, or more than one person acting as a group (as determined in accordance with Code Section 409A and IRS guidance thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of common stock of the Company possessing thirty (30) percent or more of the total voting power of the common stock of the Company;

(c)

If a majority of members on the Board is replaced during any 12- month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election (provided that for purposes of this paragraph, the term Company refers solely to the “relevant” Company, as defined in Code Section 409A and IRS guidance issued thereunder), for which no other company is a majority shareholder; or

(d)	If there is a change in the ownership of a substantial portion of the Company’s assets, which shall occur on the date that any one person, or more than one person acting as a group (within the meaning of Code Section 409A and IRS guidance issued thereunder) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of these Restricted Stock Grant Terms, in the event there is any ambiguity about whether a Change in Control has occurred, the Committee shall make such determination.

2.5	“Committee” means the Compensation Committee of the Board. If the Board has not appointed a Compensation Committee, then the Board shall serve as the Committee.

2.6	“Common Stock” means the common stock of the Company.

2.7	“Company” means Double Eagle Petroleum Co. including any of its Affiliates.

2.8	“Disability” means disability as defined in the short and/or long term incentive plans maintained by the Company. If the Company does not maintain a disability plan, the term “Disability” shall be determined with regard to the current definition of disability under the Old Age and Disability (Social Security) Act.

2.9	“Effective Date “ means September 30, 2011.

2.10	“Employee” means a common-law employee of the Company or of an Affiliate.

2.11	“Good Reason” shall be as defined in the written employment contract between the Company and the Participant. If no written employment contract containing a definition of “Good Reason” exists, then “Good Reason” means any of the following:

(a)	A material breach by the Company of any agreement between the Participant and the Company that remains uncured for a period of at least sixty (60) days following written notice by Employee to the Company of the breach.

(b)	A material change in reporting location not agreed to by the Participant.

(c)	A material reduction in the Participant’s responsibilities or base salary.

2.12	“Grant” means the grant of Restricted Stock made subject to the Restricted Stock Grant Terms embodied in this document.

2.13	“Implied Net Asset Value” means the formula for determining net asset value as set forth in the exhibit attached to these Restricted Stock Grant Terms.

2.14	“Implied Net Asset Value Annual Cumulative Percentage Increase” means the cumulative annual percentage increase, year over year in Implied Net Asset Value, commencing with Implied Net Asset Value calculated as of December 31, 2010.

2.15	“Participant” means any Employee who meets the requirements for participation set forth in Article I.

2.16	“Restricted Stock” means Common Stock of the Company subject to the Restricted Stock Grant Terms hereunder.

2.17	“Retirement Age” means the attainment of age 65 by a Participant.

2.18	“Stockholders” means the holders of common stock of the Company.

ARTICLE III

PARTICIPATION AND VESTING

3.1	Participation. An Employee who is selected by the Committee to receive a grant of restricted stock on September 30, 2011 will be so notified by the Committee.

3.2	Time-Based Vesting. One-third of the grant of Restricted Stock made as of the Effective Date shall be time-based vested only.

(a)	Time-Based Vesting of Time-Based Restricted Stock. Each Participant must be employed on December 31, 2013 to vest in the time-based amounts of Restricted Stock described in this Section 3.2. If a Participant terminates employment or the Participant’s employment is terminated prior to December 31, 2013 for reasons of Cause, resignation or other voluntary termination other than for Good Reason, the Participant shall forfeit all of his or her time-based Restricted Stock.

(b)

Treatment of Vesting of Time-Based Restricted Stock Upon Certain Early Termination Events Not Involving a Change in Control. Notwithstanding the provisions of Section 3.2 (a) and except as otherwise provided in Section 3.2(c) and (d) below, any Participant who terminates employment prior to December 31, 2013 for reasons of death, Participant’s being of or attaining Retirement Age, Disability or termination for Good Reason, or whose employment is terminated by the Company for reasons other than Cause (but excluding resignation or other voluntary termination by the Participant other than for Good Reason) shall have the unvested portion of his or her time-based Restricted Stock vest pro rata for each full month worked between the Effective Date and the date of termination. For example, if a Participant’s employment terminates or is terminated on July 1, 2012 for one of the reasons set forth above in this Section 3.2(b), such Participant’s vested time-based Restricted Stock shall be 9/27 of the amount of time-based Restricted Stock granted.

(c)	Participants Whose Employment is Terminated in Connection With a Change in Control Prior to December 31, 2013. Notwithstanding the provisions of Sections 3.2(a) and 3.2(b) above, any Participant whose employment is terminated prior to December 31, 2013 in connection with a Change in Control or after a Change of Control for Good Reason shall be 100% vested in his or her time-based Restricted Stock as of the date of the Change in Control or termination for Good Reason, as the case may be.

(d)	Participants Whose Employment is Not Terminated in Connection With a Change in Control Prior to December 31, 2013 and Common Stock is No Longer Outstanding. Notwithstanding the provisions of Sections 3.2(a) and 3.2(b) above, if a Change in Control occurs prior to December 31, 2013, the Company’s Common Stock does not remain outstanding following such Change in Control and the Participant’s employment is not terminated in connection with the Change in Control, the Participant shall have the vested portion of his or her time-based Restricted Stock vested pro rata for each full month worked between the Effective Date and the date of the Change in Control.

3.3	Performance-Based Vesting. Two-thirds of the grant of Restricted Stock made as of the Effective Date shall be subject both to performance-based vesting requirements and time-based vesting requirements as set forth in this Section 3.3.

(a)	Performance Vesting. Each Participant’s performance vesting percentage shall be determined after the close of the year ended December 31, 2013, by reference to the Implied Net Asset Value Annual Cumulative Percentage Increase from December 31, 2010 through December 31, 2013 and the corresponding vesting percentage set forth in the grid below. Any increase that does not equal a specified percentage shall be rounded down. For example, an Implied Net Asset Value Annual Cumulative Percentage Increase during the performance period of 18% shall result in 40% of the Restricted Stock vesting if the time-based vesting requirements also are met.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
VESTING PERCENTAGE AT END OF PERFORMANCE PERIOD
	-0-	20%	40%	60%	80%	100%
Implied Net Asset Value Annual Cumulative Percentage Increase	< 10%	10%	15%	20%	25%	30%

(b)	Time-Based Vesting of Performance-Based Restricted Stock. Each Participant must be employed on December 31, 2013 to vest in the amounts described in the performance grid in Section 3.3(a).

(c)	Participants Who Terminate Due to Retirement Prior to December 31, 2013. Notwithstanding the provisions of Sections 3.3(a) and 3.3(b) above and unless Section 3.3(f) below applies, any Participant who terminates employment prior to December 31, 2013 due to Participant’s being of or attaining Retirement Age shall have the vested portion of his or her performance-based Restricted Stock determined by the factors on the performance vesting grid set forth in Section 3.3(a), without regard to time-based vesting, with the performance period measured from December 31, 2010 through the date of retirement or as close to such date as practicable.

(d)	Participants Whose Employment is Terminated in Connection With a Change in Control Prior to December 31, 2013. Notwithstanding the provisions of Sections 3.3(a) and 3.3(b) above, any Participant whose employment is terminated prior to December 31, 2013 in connection with a Change in Control shall be 100% vested in his or her performance-based Restricted Stock as of the date of the Change in Control.

(e)	Participants Whose Employment is Not Terminated in Connection With a Change in Control Prior to December 31, 2013. Notwithstanding the provisions of Sections 3.3(a) and 3.3(b) above, if a Change in Control occurs prior to December 31, 2013, the Participant’s employment is not terminated in connection with the Change in Control and the Participant remains employed by the Company as of December 31, 2013, the Participant shall have the vested portion of his or her performance-based Restricted Stock determined by the factors on the performance vesting grid set forth in Section 3.3(a), without regard to time-based vesting, with the performance period measured from December 31, 2010 through the later of the date of the Change in Control or, if the Implied Net Asset Value Annual Cumulative Percentage Increase can be measured as of such date, December 31, 2013.

(f)	Participants Whose Employment is Not Terminated in Connection With a Change in Control But Retires Due to Attainment of Retirement Age Prior to December 31, 2013. Notwithstanding the provisions of Sections 3.3(a) and 3.3(b) above, if a Change in Control occurs prior to December 31, 2013, the Participant’s employment is not terminated in connection with the Change in Control and the Participant thereafter terminates employment prior to December 31, 2013 due to attainment of Retirement Age, the Participant shall have the vested portion of his or her performance-based Restricted Stock determined by the factors on the performance vesting grid set forth in Section 3.3(a), without regard to time-based vesting, with the performance period measured from December 31, 2010 through the later of the date of the Change in Control or, if the Implied Net Asset Value Annual Cumulative Percentage Increase can be measured as of such date, through the date of retirement or as close to such date as practicable.

(g)	Participants Whose Employment is Terminated Due to Death or Disability. Notwithstanding the provisions of Sections 3.3(a) and 3.3(b) above, any Participant who terminates employment prior to December 31, 2013 for reasons of death or Disability shall have the vested portion of his or her performance-based Restricted Stock determined by the factors on the performance vesting grid set forth in Section 3.3(a), without regard to time-based vesting, with the performance period measured from December 31, 2010 through the date of death or Disability or as close to such date as practicable.

(h)	Forfeiture of Performance-Based Restricted Stock. If a Participant terminates employment prior to December 31, 2013 for reasons of Cause, resignation or other voluntary termination other than for Good Reason, the Participant shall forfeit all of his or her performance-based Restricted Stock.

ARTICLE V

PAYMENTS OF VESTED RESTRICTED STOCK

5.1	Right to Payment. Each Participant shall become entitled to payment of the Participant’s Restricted Stock as soon as practicable after it vests. Notwithstanding the previous sentence, the Company shall withhold Common Stock for Federal and state income tax purposes, as required by law.

5.2	No Right to Specific Assets. Payments due and owing to Participants will be made in the form of Common Stock and no Participant shall have rights to any specific assets of the Company or of any Affiliates.

5.3	Payments to Beneficiaries. If a Participant dies before separating from service, the Committee will make payment of vested Restricted Stock to the Participant’s Beneficiary in the form of Common Stock.

ARTICLE VI

MISCELLANEOUS

7.1	Restricted Stock Not Transferable. No unvested Restricted Stock held by a Participant shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment, or any other means, whether such disposition is voluntary or involuntary, or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings, including bankruptcy. Any attempted disposition of unvested Restricted Stock shall be null and void and of no effect.

7.2	Not a Contract of Employment. Nothing in the Grant Notice or in the Restricted Stock Grant Terms shall confer upon the Participant any right to continue in the employ of the Company or any of its Affiliates or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to discharge the Participant at any time for any reason whatsoever, with or without cause, except as may otherwise be provided by any written agreement entered into by and between the Company and the Participant.

7.3	Powers and Duties of the Committee. The Committee has the duty to administer this Plan to the best of its ability. The Committee has all powers necessary to administer this Plan in all particulars provided, and in all ways reasonably implied, by this Restricted Stock Grant Terms document. The Committee shall have the discretion to interpret a grant, including all matters involving eligibility and benefits, and all matters involving the intent of the Company in offering a grant under these Restricted Stock Grant Terms. The Committee shall make the determination of the Implied Net Asset Value of the Company for performance-based Restricted Stock vesting purposes, and the Committee shall make the final determination regarding the Implied Net Asset Value Annual Cumulative Percentage Increase for performance-based Restricted Stock vesting purposes. The Committee in its sole discretion may modify or amend the definition of Implied Net Asset Value to reflect changes in circumstances of the Company occurring after the Effective Date or to clarify the intent of the Committee.

7.4	Governing Law. The provisions of these Restricted Stock Grant Terms shall be construed and interpreted according to the laws of the State of Colorado, except as preempted by Federal law.

7.5	Amendment, Suspension and Termination. Any grant made hereunder may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided that the amendment, suspension or termination of the grant shall not, without the consent of the Participant, alter or impair any rights or obligations already accrued under the grant. Notwithstanding the previous sentence, any modification or amendment by the Committee of the definition of Implied Net Asset Value pursuant to Section 7.3 shall not be deemed to alter or impair rights or obligations already accrued under the grant, and the Committee or the Board may amend the 2007 Plan, the grant or these restricted Stock Grant Terms at any time, and as it deems necessary, in order to maintain compliance with applicable laws and regulations.

7.6	Code Section 280G and Section 4999 Provisions. In the event that the benefits provided hereunder, together with other payments to a Participant in connection with a Change in Control (“Change in Control Benefits”), constitute “parachute payments” within the meaning of Section 280G of the Code, and but for this Section 7.6 would be subject to the excise tax imposed by Section 4999 of the Code, then the benefits provided hereunder will be either: (i) delivered in full, or (ii) delivered as to such lesser extent that would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Participant on an after-tax basis, of the greatest amount of Change in Control Benefits, notwithstanding that all or some portion of such Change in Control Benefits may be taxable under Section 4999 of the Code; provided, however, that the Participant may elect to receive Change in Control Benefits that would result in no portion of such Change in Control Benefits being subject to excise tax under Section 4999 of the Code even if such payment would not result in the greatest amount of Change in Control Benefits to the Participant. Unless the Company and the Participant otherwise agree in writing, any determination required under this Section 7.6 will be made in writing by the Company’s independent public accountants immediately prior to the Change in Control (the “Accountants”), whose determination will be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section. In the event the Accountants determine that this Section requires a reduction in the Participant’s Change in Control Benefits, the Participant will be provided the reasonable opportunity to determine the order in which Change in Control Benefits will be reduced. If the Participant fails to make an appropriate reduction election within the reasonable time period determined by the Committee, or the Board if no Committee exists, in its sole discretion, the order of reduction will be determined by the Committee or the Board, if applicable.